Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1-A2 of our report dated August 22, 2023, relating to the financial statements of Londax Corp as of May 31, 2023 and the period from May 19, 2023 (Inception) through May 31, 2023 and to all references to our firm included in this Registration Statement.

Certified Public Accountants

Lakewood, CO

October 25, 2023